Exhibit 99.1

lululemon Enters into Cooperation Agreement with Chip Wilson;
Laura Gentile and Marc Maurer to Join Company’s Board of Directors

VANCOUVER, British Columbia – May 27, 2026 – lululemon athletica inc. (NASDAQ:LULU) today announced that it has entered into a cooperation agreement with Dennis J. “Chip” Wilson, who owns approximately 8.7% of the company’s outstanding common stock. In connection with the agreement, Laura Gentile, former Chief Marketing Officer of ESPN, and Marc Maurer, former Co-Chief Executive Officer of On, will join the company’s Board of Directors following the company’s 2026 Annual Meeting of Shareholders. As part of the Board’s ongoing refreshment efforts, the company also agreed to appoint an additional director with product and brand expertise in apparel to the Board by October 1, 2026.

“On behalf of the Board, we are pleased to reach this agreement with Chip Wilson, which allows lululemon to focus on continuing to strengthen its performance,” said Marti Morfitt, Executive Chair of lululemon. “We valued the opportunity to meet with Laura, Marc, and Eric Hirshberg through this process, and believe each offers unique skills and experiences that could be valuable to a board. We look forward to welcoming Laura and Marc, who will bring additional perspective to our existing group of qualified directors. lululemon now has a clear path forward for our incoming CEO, Heidi O’Neill, and our leadership team, as we continue to advance our strategies to foster strong brand health, reaccelerate growth, and deliver enhanced value for our shareholders.”

Ms. Gentile commented, “It is a privilege to join the lululemon Board at this pivotal moment for the company. I look forward to working with my fellow directors and the lululemon team to continue the work underway to build on the company’s leadership position, deliver outstanding product, create unique experiences for guests, and generate value for shareholders for years to come.”

Mr. Maurer commented, “I am honored to join the lululemon Board and ready to get to work as the company embarks on this new chapter of growth and success. Central to this effort is a focus on what the consumer wants and needs. I look forward to working with the other members of the Board to build on the company’s strong foundation to create innovative products that drive superior value for consumers and, ultimately, for shareholders.”

Chip Wilson, founder of lululemon, commented, “The Board additions lululemon announced today and strategic changes already made by the team reflect meaningful progress toward restoring the company’s product-first vision and unlocking tremendous value for shareholders. I would like to thank Laura, Marc, and Eric for their willingness to stand for election as directors. I’m confident Laura and Marc will add value to lululemon’s Board and Eric will continue to make meaningful impact in the challenges he takes on in the future.”

Under the terms of the agreement, Mr. Wilson has agreed to customary standstill, non-disparagement, voting, and related provisions for approximately 18 months until 30 days prior to the nomination deadline for the 2028 annual meeting. In lieu of expense reimbursement, lululemon and Mr. Wilson have agreed that a donation will be made supporting athletics, art, and landscaping at Kitsilano Beach in Vancouver, where lululemon was founded. The full cooperation agreement between lululemon and Mr. Wilson will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

Alfredo Porretti & Co. and J.P. Morgan are acting as financial advisors to lululemon. Sidley Austin LLP is serving as legal advisor and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to lululemon.

About Laura Gentile

Laura Gentile served as the Executive Vice President, Chief Marketing Officer of ESPN from January 2018 to October 2023, after joining the company in 2003. During her time at ESPN, Ms. Gentile founded espnW, ESPN’s platform dedicated to women in sports, helping to expand the company’s reach, and cultural relevance. As Chief Marketing Officer, Ms. Gentile oversaw ESPN’s global marketing strategy, brand positioning, consumer growth and content marketing across all brands, platforms, shows and events. Over the course of her career at ESPN, she held a range of senior leadership roles spanning creative marketing, content strategy and partnerships, audience and business development, and was instrumental in evolving the ESPN brand in a rapidly changing media landscape. Following her tenure at ESPN, Ms. Gentile co-founded Storied Sports LLC, a content and IP studio built to partner with athletes, brands and media to create storytelling and commercial platforms in women’s sports.

About Marc Maurer

Marc Maurer served as Co-Chief Executive Officer of On from January 2021 to May 2025, after joining the company in 2013 as Chief Operating Officer. In these roles, Mr. Maurer played a central part in supporting On’s growth from an emerging performance footwear brand into a globally recognized premium company with a strong direct-to-consumer and wholesale presence. During his tenure, On expanded internationally, diversified its product portfolio across footwear and apparel and completed a successful public listing. Prior to joining On, Mr. Maurer served as Head of Business Development and Marketing for Valora Holding AG, a publicly traded European retail company, from April 2012 to March 2013, where he was responsible for driving its business development strategy.

About lululemon

lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the SEC, including Forms 10-K and 10-Q. We undertake no obligation to update any forward-looking statements.

Important Additional Information and Where to Find It

The company has filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the company’s stockholders for the company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Investor Contact

lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contacts

lululemon athletica inc.
Madi Wallace
1-604-732-6124

or

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Jed Repko
1-212-355-4449